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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

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                                    FORM 8-K



                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          DATE OF REPORT: JUNE 11, 1999
                        (Date of earliest event reported)


                        CALIFORNIA CULINARY ACADEMY, INC.
             (Exact name of registrant as specified in its charter)


           CALIFORNIA                     0-21932               94-3042862
  (State or other jurisdiction          (Commission            (IRS Employer
        of incorporation)              File Number)         Identification No.)


                625 POLK STREET, SAN FRANCISCO, CALIFORNIA, 94102
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (415) 771-3536


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Item 5.    OTHER EVENTS.

        On May 26, 1999, the Academy announced that it had received a letter from three shareholders purporting to hold a majority of the Academy's shares indicating that they intended to act together to elect a new board of directors. The three shareholders also expressed opposition to a proposed $7 million financing involving the issuance of convertible debt and warrants that is to be voted upon at the Academy's upcoming annual meeting of shareholders. A copy of the Academy's May 26, 1999 press release is included as an exhibit to this report.

         The purpose of the proposed financing was to fund the Academy's strategic plan, which primarily involves the development of a new regional campus in New Orleans, Louisiana, the opening of additional college of food locations and the production of a new television series. The proposed financing will not go forward if it does not receive the approval of the Academy's shareholders at the Annual Meeting. Furthermore, the announced intention of the shareholder group has adversely impacted the Academy's other financing plans, negatively affecting the Academy's short term liquidity. Prior to the announcement, the Academy had planned to effect a $10 million sale and leaseback of the property it has acquired in New Orleans, which was expected to result in the immediate return of the Academy's investment in the property of approximately $1.2 million. The prospective sale and leaseback investors have indicated their unwillingness to proceed without assurances as to the outcome of the matters to be voted upon at the annual meeting.

         The Academy has contractual obligations primarily related to development of the new campus and the television series which call for the Academy to make payments of more than $700,000 in the next 45 days. The Academy's cash on hand and available credit under existing facilities are not sufficient to meet these payment obligations. The Academy believes that it will be able to obtain alternative financing in the short term, although there is no assurance that such financing will be available on favorable terms or at all.

         If shareholder approval is not obtained or for other reasons the proposed financing is not closed, and if alternative financing proves to be unavailable, it is possible that the Academy will be in default of certain of its obligations. The Academy also would have to terminate pursuit of its other strategic plans.

         In addition, if the Academy does not receive the proceeds of the proposed financing or a sufficient alternative financing, it may not meet the financial responsibility requirements of the U.S. Department of Education. The Department's regulations require an institution like the Academy to achieve a minimum score based on ratios measuring its primary reserves, equity and net income. These regulations also require institutions to have sufficient cash reserves to make required refunds, to meet repayment obligations to the Department, and not to be in violation of any loan agreement at the end of its fiscal year. Failure to meet these requirements may subject the Academy to additional monitoring by and reporting to the Department, procedures affecting the disbursement of federal student financial assistance to its students, and possibly the posting of a letter of credit in favor of the Department. If the Academy's financial condition were to fail to improve sufficiently, its participation in the Title IV student financial

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assistance programs could be jeopardized which would have a material adverse effect on the Academy.

         The Academy has scheduled its Annual Meeting for June 28, 1999, at 4:00 p.m., at the Academy's headquarters in San Francisco. Shareholders of record at the close of business on May 21, 1998 are entitled to notice of and to vote at the Annual Meeting. The matters to be voted upon at the meeting include the election of directors, the proposed financing, an amendment to the Academy's by-laws and ratification of auditors.


Item 7.    FINANCIAL STATEMENTS AND EXHIBITS.

         (c)    EXHIBITS.

                99.1       Press Release of the Registrant dated May 26, 1999



                                    SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


        Dated:  June 11, 1999.


                                      CALIFORNIA CULINARY ACADEMY, INC.



                                      By       /s/ Charles E. White
                                          ----------------------------------
                                                 Charles E. White
                                              Chief Financial Officer


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                                  Exhibit Index

                      To California Culinary Academy, Inc.
                       Report Form 8-K dated June 11, 1999

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Exhibit No.                Exhibit                                              Numbered Page
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     99.1                  Press Release dated May 26, 1999                           5

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